Exhibit 99.1
October 10, 2007
Ms. Jorgine Ellerbrock
[Address]
Dear Jorgine,
I am pleased to confirm the verbal offer of employment extended to you for the position of Senior Vice President, Operations, reporting to Carl Hull, Executive Vice President and COO. Your hire date will be on or around November 12, 2007. The exact date will be mutually agreed upon between you and Carl. The details of this offer are:

Base Salary:	You will receive an annualized base salary of $295,000, paid bi-weekly in accordance with Gen-Probe’s regular payroll cycle.

Stock Options:	You will be eligible to participate in Gen-Probe’s Employee Stock Option Plan with an initial grant of 25,000 stock options. All stock option grants are subject to approval by the Board of Directors and the vesting schedule and terms and conditions outlined in the Plan document. More detailed information about your stock options will be provided to you once you are on board.

Bonus:	You will be eligible to participate in the 2008 Employee Bonus Plan with a target bonus of 25% of your annual base salary. Any bonus paid under this Plan will be dependent upon the achievement of corporate financial goals and your individual performance. Further details of the Plan will be provided once you are on board.

Sign-on Bonus:	On the first pay date after your date of hire, you will receive a sign-on bonus in the amount of $125,000, less applicable payroll taxes. In the event that you resign from Gen-Probe within 24 months from your date of hire, you would be responsible to reimburse Gen-Probe the full amount of the sign-on bonus paid to you.

Benefits:	You will be eligible for comprehensive health, dental and eye care insurance benefits for yourself and your eligible dependents, effective on your date of hire. The benefit premiums are 100% paid by Gen-Probe for employees and require a nominal contribution of $20.00 per pay period for dependent coverage. In addition, you will be eligible for other benefits, which are outlined on the attached benefits summary.
This offer is contingent upon a successful background and reference check. Additionally, as a condition of this offer of employment, you are required to submit to and successfully pass a pre-employment drug screen. If the drug screen results demonstrate the presence of unprescribed drugs, controlled substances or an unacceptable level of alcohol, this offer of employment would be deemed withdrawn and you would not become employed by Gen-Probe. A representative from our Human Resources department will contact you to arrange for the drug screen and background check once you have accepted this offer.

This offer will remain open until October 31, 2007. If you accept this offer, please indicate so by signing below and returning the original in the envelope provided. The copy is provided for your records.
We are very excited about the prospect of your joining our team and are eager to learn of your decision. We are confident that you have much to contribute to the success of Gen-Probe. The strength of our technology and products, the quality and experience of our people and your presence will facilitate this success.
Sincerely,
/s/ Diana De Walt
Diana De Walt
Senior Vice President, Human Resources
cc: Carl Hull
I accept this offer of employment and the terms described above:

/s/ Jorgine Ellerbrock	30 Oct. 2007	19 Nov. 2007

Signature	Date	Proposed Start Date